AMENDMENT TO LEASE AGREEMENT FOR

THE MORGANTOWN ENTERPRISE CENTER

THIS AMENDED AGREEMENT dated the 27th day of May, 2010 by and between the MONONGALIA COUNTY DEVELOPMENT AUTHORITY (MCDA), a West Virginia public corporation, party of the first part (hereinafter called “Lessor”); and PROTEA BIOSCIENCES, INC., a Delaware C Corporation, party of the second part (hereinafter called “Lessee”.)

WHEREAS, the Lessor and Lessee entered into a Lease Agreement for space located at the Morgantown Enterprise Center dated the 8th day of October, 2009; and

WHEREAS, the Lessor and Lessee want to amend certain provisions of that Lease Agreement;

WHEREFORE, the Lessor and Lessee agree to the following amendments:

A.    Paragraph 1, Premises shall be amended to read as follows:

1 .Premises. Whereas Lessor currently leases to Lessee and Lessee hereby leases from Lessor the entire ground floor (3,847 SF); Rooms 108, 134, 135, 136, and 145 on the first floor (2029 SF); and Rooms 214, 215, 216,224,225,226, 234,235, and 246 on the second floor (2,432 SF) all totaling 8,308 SF (Collectively referred to as the ‘Leased premises’) of that certain building situate, lying and being in the City of Morgantown, Morgan District, Monongalia County, West Virginia, known as the Morgantown Enterprise Center (MEC), which has an address of 955 Hartman Run Road, Morgantown, West Virginia 26505.

1.a. By this addendum to the above-referenced lease agreement, Lessor hereby leases to the Lessee, and Lessee hereby leases from Lessor, Rooms 244 and 245 (451 SF*1.2 Common Area Factor = 541 SF) on the second floor of the above referenced building. Adding this space total to 8,849 SF as the total amount of space being leased.

Subject to the provision of paragraph 5 below Lessee shall have first right of refusal to lease any other space in the Building that is vacated by other tenants during the term of this Lease Agreement and any extension of the term.

B.     Paragraph 3, Term shall be amended to read as follows:

3. Term. The term of this addendum to the lease shall be for a period of 31 months, commencing on the 1st day of June, 2010, and terminating without further notice on the 31st day of December 2012, both dates inclusive. This agreement may be extended for a one-year period upon written notice to the Lessor 90 days prior to the end of the term, at a rate not to exceed $16.00/SF. The $16.00 SF rate assumes no major increases in service and utility costs occur.

C.     Paragraph 5, Rent shall be amended to read as follows:

5. Rent. The Lessee agrees to pay a base monthly rental of $10,692.54 per month (8,849 SF * $14.50/12) due and payable on June 1,2010 and continuing on the first day of each month thereafter, up to and including December 1, 2010. Beginning on the first day of January 2011 through December 1, 2012, both dates inclusive, the Lessee agrees to pay a base monthly rental of $11,429.96 per month (8,849 SF * $15.50/12). All monthly rental payments shall be paid on or before the first day of each month and shall be made directly to the Lessor at MCDA, 955 Hartman Run Road, Suite 200, Morgantown WV 26505.

Lessee agrees, that in addition to the monthly rental set forth above, upon termination of the Lease Agreement for any reason, Lessee shall pay Lessor one-half (1/2) of the then total monthly lease payments based upon the rental payment amount for the last full month this Lease Agreement or any extension, for a period of up to 12 months or until the space vacated by the Lessee is leased, whichever comes first. This payment shall be compensation due Lessor for granting Lessee the first right of refusal to Lease additional space as set forth above in paragraph 1.

D.    Paragraph 9, Repairs shall be amended to read as follows:

9. Repairs. Lessor agrees to replace the carpeting in the hallways of the first and second floor; in the elevator; and in up to three offices leased by the lessee, not to exceed over 700 SF, with good quality commercial carpet in a color acceptable to the Lessee. The Lessee will be responsible for any replacement and repair of the rubber molding where the wall meets the carpet in the Lessee’s offices necessitated by the installation of the new carpeting.

Any and all other provisions of the Lease Agreement are hereby ratified and affirmed and shall remain in full force and effect as if expressly set forth in this Agreement.

WITNESS the following signatures and seals:

Lessor:

MONONGALIA COUNTY DEVELOPMENT
AUTHORITY, a West Virginia public corporation,

By:	/s/ David Yoder
David Yoder
Its:	President

Lessee:

PROTEA BIOSCIENCES, INC.

By:	/s/ Stephen Turner
Stephen Turner
Its:	Chief Executive Officer

STATE OF WEST VIRGINIA,
COUNTY OF MONONGALIA, TO-WIT:

The foregoing instrument was acknowledged before me this 27th day of May, 2010, by David Yoder, President of Monongalia County Development Authority, a West Virginia public corporation, for and on its behalf.

My commission expires:

June 1, 2014	/s/ Deloris J. Biller
Notary Public

STATE OF WEST VIRGINIA,
COUNTY OF MONONGALIA, TO-WIT:

The foregoing instrument was acknowledged before me this 25th day of May, 2010 by Stephen Turner, Chief Executive Officer of Protea Biosciences, Inc., a West Virginia Corporation, for and on its behalf.

My commission expires:

September 14, 2015	/s/ Jesse L. Ayers II
Notary Public